Exhibit 10.1

Technology Services Agreement

This Technology Services Agreement (this “Agreement”) is entered into and effective as of January 17, 2020 (the “Effective Date”), by and between Recruiter.com Group, Inc., a Delaware corporation (“Company”), having its principal address at 100 Waugh Drive, Suite 300, Houston, Texas 77007, and Recruiter.com (Mauritius) Ltd., a Mauritius private company limited by shares (“Service Provider”), having its principal address at 92 D, Belle Rose Avenue, Q-Bornes, 72249 Mauritius. Company and Service Provider are referred to herein collectively as the “Parties,” and each as a “Party.”

WHEREAS, since August 25, 2014, Service Provider has been providing certain Services (as defined below) to Company;

WHEREAS, as of the Effective Date, Company desires to memorialize the terms of engagement relating to the Services provided by Service Provider; and

WHEREAS, Service Provider desires to continue to be engaged by Company in order to provide the Services to Company, upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the business relationship, mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. SERVICES.

1.1 Company hereby engages Service Provider, and Service Provider hereby accepts such engagement, on an independent contractor basis to provide software development services to Company as more particularly set forth on Exhibit A, a copy of which is attached hereto and incorporated herein by reference (collectively, the “Services”). Exhibit A may be amended from time to time by mutual written agreement of the Parties. Due to the personalized and specific nature of the Services, the Parties agree that all Services provided hereunder shall be performed by Service Provider, unless otherwise approved in advance in writing by Company.

1.2 Company shall not control the manner or means by which Service Provider performs the Services, including but not limited to the time and place Service Provider performs the Services.

1.3 Service Provider shall furnish, at Service Provider’s own expense, the equipment, supplies, and other materials used or otherwise necessary to perform the Services unless such expense is approved in advance, in writing, to be reimbursed by Company.

1.4 During the Term (as defined below) of this Agreement, Service Provider acknowledges and agrees that so long as this Agreement is in effect, Service Provider shall not, directly or indirectly, render services to any other person or entity other than to Company, and its affiliates and subsidiaries.

2. INITIAL TERM. The term of this Agreement shall commence on the Effective Date and shall continue for a period of five (5) years, unless and until earlier terminated as provided under this Agreement or applicable law (the “Initial Term”).

2.1 Renewal Term. Upon the expiration of the Initial Term, this Agreement shall automatically renew for additional successive twelve (12) month terms unless and until either Party provides written notice of non-renewal at least ninety (90) days before the end of the then-current term, or unless and until earlier terminated as provided under this Agreement or applicable law (each, a “Renewal Term,” together with the Initial Term, the “Term”). If the Term is renewed for any Renewal Term(s) pursuant to this Section 2.1, the terms and conditions of this Agreement during such Renewal Term are the same as the terms in effect immediately before such renewal.

3. FEES AND EXPENSES.

3.1 As full compensation for the Services and the rights granted to Company in this Agreement, Company shall pay Service Provider the fees as set forth on Exhibit B attached hereto (collectively, the “Fee”). All amounts payable to Service Provider pursuant to this Section 3 shall be paid by Company without withholding for any federal, state, local or foreign taxes.

3.2 In connection with the performance of the Services by Service Provider, Company shall reimburse Service Provider for actual, documented and reasonable business expenses that have been approved by Company in advance in writing. Service Provider is solely responsible for any other costs or expenses incurred by Service Provider in connection with the performance of the Services, and in no event shall Company reimburse Service Provider for any such costs or expenses.

4. RELATIONSHIP OF THE PARTIES.

4.1 Service Provider is an independent contractor of Company, and this Agreement shall not be construed to create any association, partnership, joint venture, employee, or agency relationship between Service Provider and Company for any purpose. Service Provider has no authority (and shall not hold Service Provider out as having authority) to bind Company, and Service Provider shall not make any agreements or representations on Company’s behalf without Company’s prior written consent.

4.2 Without limiting Section 4.1, Service Provider will not be eligible to participate in any vacation, group medical or life insurance, disability, profit sharing or retirement benefits, or any other fringe benefits or benefit plans offered by Company to its employees, and Company will not be responsible for withholding or paying any income, payroll, Social Security, or other federal, state, local, or foreign taxes, making any insurance contributions, including for unemployment or disability, or obtaining worker’s compensation insurance on Service Provider’s behalf. Service Provider shall be responsible for, and shall indemnify Company against, all such taxes or contributions, including penalties and interest. Subject to Section 13.8 of this Agreement, any persons employed or engaged by Service Provider in connection with the performance of the Services shall be Service Provider’s employees or contractors and Service Provider shall be fully responsible for them and indemnify Company against any claims made by or on behalf of any such employee or contractor.

5. TERMINATION.

5.1 Company may terminate this Agreement without cause upon fifteen (15) days’ written Notice (as defined below) to Service Provider; provided, further, that Service Provider may terminate this Agreement without cause upon ninety (90) days’ written Notice to Company. Upon termination of this Agreement by either Party, Service Provider hereby agrees and acknowledges that Service Provider shall: (a) refund to Company any monies that Company may have paid to Service Provider, less the reasonable value of any Services provided by Service Provider prior to the termination, as mutually agreed upon by the Parties; and (b) provide assistance to Company and its affiliates and subsidiaries for a period of sixty (60) days after the termination of this Agreement, or for such longer period as may be reasonably required by Company, in order to, among other things, transition the Services contemplated hereunder to another third party service provider.

5.2 Service Provider or Company may terminate this Agreement, effective immediately upon written Notice to the other Party to this Agreement, if the other Party materially breaches this Agreement, and such material breach is incapable of cure, or with respect to a material breach capable of cure, the other Party does not cure such material breach within ten (10) days after receipt of written Notice of such breach.

5.3 Upon expiration or termination of this Agreement for any reason, or at any other time upon Company’s written request, Service Provider shall, within five (5) days after such expiration or termination:

(a) deliver to Company all Deliverables (whether complete or incomplete) and all hardware, software, tools, equipment, or other materials provided for Service Provider’s use by Company;

(b) deliver to Company all tangible documents and materials (and any copies) containing, reflecting, incorporating, or based on the Confidential Information (as defined below) that Service Provider has worked on during the Term;

(c) permanently erase all of the Confidential Information from Service Provider’s computer systems; and

(d) certify in writing to Company that Service Provider has complied with the requirements of this Section 5.3.

6. INTELLECTUAL PROPERTY RIGHTS.

6.1 Company is and shall be, the sole and exclusive owner of all right, title, and interest throughout the world in and to all the results and proceeds of the Services performed under this Agreement or any services provided by Service Provider to Company before the Effective Date (collectively, the “Deliverables”), including all patents, copyrights, trademarks, trade secrets, and other intellectual property rights (collectively “Intellectual Property Rights”) therein. Service Provider agrees that the Deliverables are hereby deemed a “work made for hire” as defined in 17 U.S.C. § 101 for Company. If, for any reason, any of the Deliverables do not constitute a “work made for hire,” Service Provider hereby irrevocably assigns to Company, in each case without additional consideration, all right, title, and interest throughout the world in and to the Deliverables, including all Intellectual Property Rights therein.

6.2 Any assignment of copyrights under this Agreement includes all rights of paternity, integrity, disclosure, and withdrawal and any other rights that may be known as “moral rights” (collectively, “Moral Rights”). Service Provider hereby irrevocably waives, to the extent permitted by applicable law, any and all claims Service Provider may now or hereafter have in any jurisdiction to any Moral Rights with respect to the Deliverables.

6.3 Upon the reasonable request of Company, Service Provider shall promptly take such further actions, including, without limitation, execution and delivery of all appropriate instruments of conveyance, as may be necessary to assist Company to prosecute, register, perfect, record or enforce its rights in any Deliverables. In the event Company is unable, after reasonable effort, to obtain Service Provider’s signature on any such documents, Service Provider hereby irrevocably designates and appoints Company as Service Provider’s agent and attorney-in-fact, to act for and on Service Provider’s behalf solely to execute and file any such application or other document and do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights or other intellectual property protection related to the Deliverables with the same legal force and effect as if Service Provider had executed them. Service Provider agrees that this power of attorney is coupled with an interest.

6.4 Service Provider has no right or license to use, publish, reproduce, prepare derivative works based upon, distribute, perform, or display any Deliverables. Service Provider has no right or license to use Company’s trademarks, service marks, trade names, logos, symbols, or brand names (collectively, the “Marks”). Service Provider shall promptly notify Company of any and all infringements, imitations, illegal use or misuses, of any Company Marks, which come to Service Provider’s attention. Service Provider shall not at any time adopt, use or register as a trademark, trade name, business name, corporate name, domain name, or part thereof, whether during or following the Term, that includes any word or symbol or combination thereof which is identical to, or similar to, any Company Marks. Service Provider shall use only such Company Marks as authorized in writing by Company and only in the manner authorized in writing by Company. All use of such Marks will inure solely to Company’s benefit. Upon termination of this Agreement, Service Provider will immediately cease use, if any, of all such Company Marks.

6.5 Service Provider understands and acknowledges that all references to Company in this Section 6 hereof shall include any subsidiary or affiliate of Company.

7. CONFIDENTIALITY; NON-DISCLOSURE.

7.1 Service Provider acknowledges that as a result of Service Provider’s engagement by Company, Service Provider has and will become informed of, and has and will have access to, valuable confidential and proprietary information of Company, including, but not limited to, marketing information, sales information, financial data, business plans, trade secrets, know-how, computer programs, operations plans, pricing strategies, customer specifications, identity of customers and vendors, vendor specifications, client information, client lists and private client information, including Personally Identifiable Information (as defined below), and other confidential and proprietary information regarding Company and its operations, and clients, along with all analyses, compilations, data, studies, reports, emails, and all documents prepared by Service Provider containing or based in whole or in part on any such confidential and proprietary information disclosed by Company (collectively, “Confidential Information”). For purposes of this Agreement, “Personally Identifiable Information” means any personally identifiable information, including information that: (a) directly or indirectly identifies an individual (including, for example, names, signatures, addresses, telephone numbers, email addresses, and other unique identifiers); (b) can be used to authenticate an individual (including, for example, employee identification numbers, government-issued identification numbers, passwords or PINs, user identification and account access credentials or passwords, financial account numbers, credit report information, biometrics, answers to security questions, and other personal identifiers); or (c) is defined as such or protected under applicable data protection laws, including information considered as sensitive personal data or employee personal data. Service Provider agrees that, even though the Confidential Information may be contributed to, developed or acquired by Service Provider, the Confidential Information is the exclusive property of Company to be held by Service Provider in trust and solely for Company’s benefit during and after Service Provider’s engagement with Company as an independent contractor. Service Provider shall act as a fiduciary with respect to the Confidential Information and act in accordance with the highest standards established by applicable law with respect to the duties of a person in a position of trust. Accordingly, Service Provider shall not (and shall cause Service Provider’s respective affiliates, subsidiaries, representatives, and agents not to) at any time during the Term (other than in the performance of the Services hereunder), or subsequent to the termination of this Agreement, use the Confidential Information for Service Provider’s benefit or the benefit of any person or entity other than Company, or reveal, report, publish, transfer, or otherwise disclose to any person or entity, any of the Confidential Information without the prior written consent of Company, except to (i) officers and employees of Company authorized by Company to receive the Confidential Information, (ii) vendors, contractors, or consultants to Company that have executed confidentiality and non-disclosure agreements in favor of Company and are authorized by Company to receive the Confidential Information, and (iii) other persons whom Company agrees in writing are in a contractual or fiduciary relationship with Company, or who have a need for this information for purposes that are in the best interests of Company, and are authorized by Company to receive the Confidential Information. This provision does not prohibit Service Provider from disclosing information which legally is, or becomes, general public knowledge from authorized sources other than Service Provider.

7.2 Service Provider acknowledges and agrees that the Confidential Information is treated by Company as confidential and derives independent value from not being generally known to and not readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use. Service Provider further acknowledges and agrees that such Confidential Information has been the subject of efforts by Company which are reasonable under the circumstances to maintain its confidentiality.

7.3 Service Provider acknowledges that Company has extended extensive time, effort, and money to develop the Confidential Information and that the Confidential Information could be acquired and duplicated by others only with great difficulty and expense. Service Provider further acknowledges that the Confidential Information is of a confidential and proprietary nature, and is a valuable, special, and unique property and asset of Company.

7.4 Service Provider further understands that the purpose of this confidentiality and non-disclosure provision is to protect Company and is limited so as to apply only to the extent necessary to protect the interests of Company. Service Provider further acknowledges and understands that Company would not be willing to provide access to the Confidential Information to Service Provider without the assurance of reasonable protection against Service Provider’s use of the Confidential Information in a manner inconsistent with Company’s best interest.

7.5 During the course of Service Provider’s engagement with Company as an independent contractor, Service Provider agrees to use Service Provider’s best efforts to maintain the confidentiality of the Confidential Information, including adopting and implementing all reasonable procedures prescribed by Company to prevent unauthorized use or disclosure of the Confidential Information to any unauthorized person. Service Provider shall take all necessary and reasonable administrative, technical, and physical safeguards to secure and protect the confidentiality, integrity, and security of any Confidential Information received, accessed, or used by Service Provider in the performance of the Services.

7.6 Service Provider agrees that Service Provider will not download, upload, or otherwise transfer copies of the Confidential Information to any external storage media or cloud storage (except as authorized by Company when necessary in the performance of the Services for Company and for Company’s sole benefit), and will not print hard copies of any Confidential Information that Service Provider accesses electronically from a remote location.

7.7 Other than as contemplated in Section 7.8 below, if the Confidential Information known to Service Provider or in Service Provider’s possession, custody, or control is subpoenaed, subject to a demand for production or any other form of legal process issued with respect to the Confidential Information by any judicial, regulatory, administrative, legislative or governmental authority or any other person or entity, Service Provider agrees to notify Company promptly, in writing, that such subpoena, demand, or other legal process has been received. Service Provider agrees to use Service Provider’s best efforts, consistent with the requirements of applicable law, to protect the Confidential Information from disclosure and to cooperate with Company in seeking protection from disclosure of the Confidential Information. If Service Provider is required to disclose the Confidential Information, Service Provider agrees, at Company’s request and expense, to use Service Provider’s best efforts to obtain assurances that the Confidential Information will be maintained on a confidential basis and not be disclosed to a greater degree than legally required.

7.8 Nothing in this Agreement shall be construed to prohibit Service Provider from participating in any investigation or proceeding conducted by any federal, state, local or foreign government agency charged with enforcement of any law; reporting possible violations of any law, rule or regulation to any governmental agency or entity charged with enforcement of any law, rule or regulation; or making other disclosures that are protected under whistleblower provisions of any law, rule or regulation. Service Provider acknowledges that Service Provider shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Should Service Provider file a lawsuit for retaliation against Company for reporting a suspected violation of law, Service Provider may disclose the trade secret to Service Provider’s attorney and use the trade secret information in the court proceeding, if Service Provider: (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.

7.9 Service Provider understand and acknowledges that all references to Company in this Section 7 hereof shall include any subsidiary or affiliate of Company.

8. REPRESENTATIONS AND WARRANTIES.

8.1 Service Provider represents and warrants to Company that:

(a) Service Provider has the right to enter into this Agreement, to grant the rights granted herein and to perform fully all of Service Provider’s obligations in this Agreement;

(b) Service Provider’s entering into this Agreement with Company and Service Provider’s performance of the Services do not and will not conflict with or result in any breach or default under any other agreement to which Service Provider is subject, including without limitation any obligations of Service Provider with any current employer of Service Provider;

(c) Service Provider has the required skill, experience and qualifications to perform the Services, Service Provider shall perform the Services in a professional and workmanlike manner in accordance with generally recognized industry standards for similar services, and Service Provider shall devote sufficient resources to ensure that the Services are performed in a timely and reliable manner;

(d) Service Provider shall perform the Services in compliance with all applicable federal, state, local, and foreign laws and regulations;

(e) Company will receive good and valid title to all Deliverables, free and clear of all encumbrances and liens of any kind; and

(f) the execution of this Agreement by Service Provider’s representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action.

8.2 Company hereby represents and warrants to Service Provider that:

(a) Company has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder; and

(b) the execution of this Agreement by Company’s representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action.

9. Interference with Business. Service Provider acknowledges that because of the Services provided to Company, Service Provider has developed and will help develop, and has been and will be exposed to, Company’s business strategies, information on customers and clients, and other valuable Confidential Information and that use or disclosure of such Confidential Information in breach of this Agreement would be extremely difficult to detect or prove. Service Provider also acknowledges that Company’s relationships with its employees, consultants, customers, clients, vendors, and other persons are valuable business assets. Therefore, Service Provider agrees as follows:

9.1 Non-Solicitation of Clients. During the Term and for twenty-four (24) months after the date of termination of this Agreement, Service Provider shall not (and shall cause Service Provider’s respective affiliates, subsidiaries, representatives, and agents not to), for Service Provider’s own benefit or on behalf of any other person or entity (other than Company), directly or indirectly through another person or entity: (a) solicit, contact, or communicate with any Client (as defined below) for the purpose of providing Client with products or services competitive with those products or services provided by Company; (b) induce or attempt to induce any Client to cease or reduce doing business with Company or in any way interfere with the relationship between any Client and Company; or (c) aid or assist any other person or entity to do any of the aforesaid prohibited acts. For purposes of this Agreement, “Client” shall include any person or entity that was a client, customer, vendor, supplier, or referral source of Company with whom Service Provider had contact or about whom Service Provider received information in the performance of the Services for Company during the Term.

9.2 Non-Solicitation of Employees and Contractors. During the Term and for twenty-four (24) months after the date of termination of this Agreement, Service Provider shall not (and shall cause Service Provider’s respective affiliates, subsidiaries, representatives, and agents not to), for Service Provider’s own benefit or on behalf of any other person or entity (other than Company), disrupt or interfere with the business of Company by, or use any of Company’s trade secrets and/or Confidential Information to, directly or indirectly through another person or entity: (a) solicit, request, induce or encourage any independent contractor or consultant of Company to terminate its contract with Company; (b) solicit, request, induce or encourage any employee of Company to leave the employment of Company; (c) take any action which interferes with the relationship between Company and any of its employees, independent contractors or consultants; or (d) hire, offer employment to, or otherwise engage any individual who was an employee, independent contractor or consultant of Company at any time during the Term.

9.3 Non-Competition. During the Term and for twenty-four (24) months after the date of termination of this Agreement, Service Provider shall not (and shall cause Service Provider’s respective affiliates, subsidiaries, representatives, and agents not to), directly or indirectly through another person or entity other than Company, become employed by, work for, or provide services (whether as a principal, agent, independent contractor, consultant, employee, employer, partner, director, member, shareholder (other than as an owner of two percent (2%) or less of the stock of a public corporation), or in any other capacity) any person or entity engaged in a business which is Competitive with the Business of Company in the Restricted Territory. For purposes of this Agreement: (a) “Competitive with the Business” of Company shall mean: (i) an online platform designed to connect recruiters and potential employers; or (ii) any other business that Company shall decide to engage in after the Effective Date; and (b) “Restricted Territory” shall mean the entire world.

9.4 Reasonableness of Restrictive Covenants. Service Provider agrees that the promises made in this Agreement are reasonable and necessary for protection of Company’s legitimate business interests including, but not limited to: the Confidential Information; client, customer, and vendor good will associated with the specific marketing and trade area in which Company conducts the business; Company’s substantial relationships with prospective and existing clients, customers, vendors, referral sources, and suppliers; and a productive and competent and undisrupted workforce. Service Provider agrees that the restrictive covenants in this Agreement will not prevent Service Provider from earning a livelihood in Service Provider’s chosen business, they do not impose undue hardship on Service Provider, and that they will not injure the public. If any restriction in this Section 9 is found by a court of competent jurisdiction to be unenforceable because it extends for too long a period of time, over too broad a range of activities, or in too large a geographic area, that restriction shall be interpreted to extend only over the maximum period of time, range of activities, or geographic area as to which it may be enforceable.

9.5 Tolling of Restrictive Period. The time period during which Service Provider is to refrain from the activities described in this Section 9 will be extended by any length of time during which Service Provider is in breach of any provision of this Agreement. Service Provider acknowledges that the purposes and intended effects of the restrictive covenants would be frustrated by measuring the period of the restriction from the date of termination of this Agreement where Service Provider failed to honor the restrictive covenant until required to do so by court order.

9.6 Non-Disparagement. During the Term and thereafter, Service Provider shall not (and shall cause Service Provider’s affiliates, subsidiaries, representatives, and agents not to), directly or indirectly, make or encourage any statement to any third party, orally or in writing, that would tend to discredit, ridicule, disparage, or adversely affect the reputation of: (a) Company, its affiliates, subsidiaries, and each of their successors and assigns, and their former and present officers, directors, managers, owners, agents, employees, representatives, and attorneys; or (b) Company’s services or products. However, nothing in this Agreement shall prohibit either Party from making truthful statements to any local, state, federal or foreign administrative body or government agency that is authorized to enforce or administer any law, rule, or regulation, or from testifying truthfully in any forum or before any government agency responsible for enforcing any law, rule or regulation.

9.7 Acknowledgment. Service Provider understands and acknowledges that all references to Company in this Section 9 hereof shall include any subsidiary or affiliate of Company.

10. SERVICE PROVIDER EMPLOYEES, CONTRACTORS AND PERSONNEL. Service Provider acknowledges and agrees that in connection with the provision of the Services to Company, employees, contractors and other personnel of Service Provider will, among other things: (a) have access to Confidential Information regarding Company, and (b) gain knowledge and information regarding the operations of Company, either of which, if disclosed to a competitor of Company would irreparably harm and have a significant negative effect on the competitive position of Company. Contemporaneously with the execution of this Agreement, Service Provider shall cause all employees, contractors and other personnel of Service Provider who will be providing Services to Company to enter into an Intellectual Property Rights, Confidentiality and Restrictive Covenant Agreement in the form attached hereto as Exhibit C (the “Restrictive Covenant Agreement”) and shall deliver an executed copy of each Restrictive Covenant Agreement to Company.

11. INDEMNIFICATION.

11.1 Service Provider shall indemnify, defend and hold harmless Company and its affiliates, subsidiaries, and each of their officers, directors, managers, members, employees, contracts, agents, successors, and assigns (collectively, “Indemnitees,” and each, an “Indemnitee”) from and against all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind (including, without limitation, reasonable attorneys’ fees) arising out of or resulting from:

(a) bodily injury, death of any person or damage to real or tangible, personal property resulting from Service Provider’s acts or omissions;

(b) Service Provider’s breach of any representation, warranty, or obligation under this Agreement or any agreement between Company and Service Provider’s personnel including, but not limited to, the Restrictive Covenant Agreement;

(c) any disclosure of the Confidential Information;

(d) any costs associated with notifying data subjects with respect to a breach of Personally Identifiable Information; and/or

(e) any action or inaction of Service Provider.

11.2 The indemnification rights in this Agreement are independent of and in addition to such rights and remedies as Indemnitees may have at law or in equity including, without limitation, the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished hereby.

12. REMEDIES. Service Provider acknowledges and agrees that it would be difficult to measure the damages to Company from any breach or threatened breach by Service Provider of Sections 5.3, 6, 7, 8.1, 9, and 10 of this Agreement; that injury to Company from any such breach would be irreparable; and that money damages would therefore be an inadequate remedy for any such breach. Service Provider agrees that if Service Provider breaches or threatens to breach any of Service Provider’s obligations under this Agreement, then Company, in addition to any other remedies available to it under law, shall be entitled to specific performance and other equitable relief, including temporary and permanent injunctive relief, to enforce Sections 5.3, 6, 7, 8.1, 9, and 10 of this Agreement. Service Provider understands and acknowledges that all references to Company in this Section 12 hereof shall include any subsidiary or affiliate of Company.

13. MISCELLANEOUS.

13.1 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder (each, a “Notice”), shall be in writing and addressed to the Parties at the addresses set forth on the first page of this Agreement (or to such other address that may be designated by the receiving Party from time to time in accordance with this Section). All Notices shall be delivered by personal delivery, nationally recognized overnight courier (with all fees prepaid), facsimile, or email (with confirmation of transmission), or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only if (a) the receiving Party has received the Notice, and (b) the Party giving the Notice has complied with the requirements of this Section 13.1.

13.2 Entire Agreement; Amendment. This Agreement and the Exhibits attached hereto, which are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein, constitute the entire understanding of the Parties relating to the subject matter hereof and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated. There are no promises, undertakings or representations other than as set forth herein. This Agreement and any exhibits hereto shall not be modified unless in a writing duly executed by both Parties hereto.

13.3 Waiver. No waiver of any breach or other rights under this Agreement shall be deemed a waiver unless the acknowledgment of the waiver is in writing executed by the Party committing the waiver. No waiver shall be deemed to be a waiver of any subsequent breach or rights. All rights are cumulative under this Agreement.

13.4 Governing Law; Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule. Each Party irrevocably submits to the exclusive jurisdiction and venue of the federal and state courts located in the County of Hartford, Connecticut, in any legal suit, action or proceeding arising out of or based upon this Agreement or the Services provided hereunder.

13.5 Severability. If any one or more of the provisions of this Agreement is held invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, legal and enforceable provision that comes closest to the intent of the Parties.

13.6 Prevailing Party. In the event any dispute arises out of or relating to this Agreement, whether in law or equity, the prevailing Party shall be entitled to recover, in addition to the relief awarded, its reasonable attorneys’ fees, paralegals’ fees and costs, at all levels whether at trial, on appeal, or in bankruptcy.

13.7 Survival. Service Provider’s post-termination obligations and Company’s post-termination rights under this Agreement including but not limited to Sections 5.3, 6, 7, 8.1, 9, 10 and 11 of this Agreement shall survive the termination of this Agreement; shall continue in full force and effect in accordance with their terms; and shall continue to be binding on the Parties.

13.8 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors and assigns, except that Service Provider may not assign any of Service Provider’s rights or delegate any of Service Provider’s duties hereunder without the prior written consent of Company (which may be granted or withheld in Company’s sole and absolute discretion). Service Provider expressly agrees and consents to the enforcement of this Agreement, including but not limited to the restrictive covenants and other obligations in Sections 5.3, 6, 7, 8.1, 9 and 10 of this Agreement, by Company as well as by Company’s successors, assigns, parents, and related entities, regardless of whether such entity is in existence at the time of execution of this Agreement or formed thereafter. Service Provider agrees that Company may freely assign this Agreement without notice to Service Provider.

13.9 Headings. The headings used in this Agreement are solely for convenience of reference and shall not affect its interpretation.

13.10 Construction. The Parties acknowledge that each of them has reviewed this Agreement and has had the opportunity to have it reviewed by their respective attorneys, and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not apply in the interpretation of this Agreement.

13.11 Independent Covenants. The Parties hereto agree that each of the covenants and/or provisions contained herein shall be construed as independent of any other covenant and/or provision of this Agreement or any other agreement which the Parties may have, and shall, where applicable, survive the termination or expiration of this Agreement for any reason. It is further understood herein that the existence of any claim or cause of action by one of the Parties against another Party, whether predicated upon another covenant and/or provision of this Agreement or any other agreement that the Parties may have, shall not constitute a defense to the enforcement by one of the Parties herein of any other covenant and/or provision contained herein.

13.12 Counterparts. This Agreement may be executed in multiple counterparts and by facsimile signature or e-mail of a PDF signature, each of which shall be deemed an original and all of which together shall constitute one instrument.

[Signatures appear on the following page]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date set forth below, which Agreement shall be effective as of the Effective Date.

SERVICE PROVIDER:

Recruiter (Mauritius) Ltd., a Mauritius private
company limited by shares

By:	Philippe Mourand
Name:	Philippe Mourand

COMPANY:

Recruiter.com Group, Inc., a Delaware corporation

By:	Miles Jennings
Name:	Miles Jennings

[Signature Page of Technology Services Agreement between Recruiter.com Group, Inc. and Recruiter (Mauritius) Ltd.]

Exhibit A

Description of Service Provider Services

This Description of Service Provider Services is hereby incorporated by reference and made a part of that certain Technology Services Agreement dated as of Effective Date by and between Recruiter.com Group, Inc., a Delaware corporation (“Company”), having its principal address at 100 Waugh Drive, Suite 300, Houston, Texas 77007, and Recruiter.com (Mauritius) Ltd., a Mauritius private company limited by shares (“Service Provider”), having its principal address at 92 D, Belle Rose Avenue, Q-Bornes, 72249 Mauritius.

The Services and Deliverables to be provided by Service Provider to Company shall include, but are not limited to, the following technology related services:

1.	Software Development;

2.	Code Maintenance;

3.	Database Development;

4.	Quality Assurance Testing;

5.	Hardware and Software Testing;

6.	Hardware and Software Configuration;

7.	Network Configuration; and

8.	Other Technology Services on an as-needed basis.

Exhibit B

Description of Service Provider Fees

Unless otherwise mutually agreed to in writing in advance by Service Provider and Company, Company shall pay Service Provider for work performed strictly according to the actualized costs incurred by Service Provider in rendering the Services, which shall be invoiced by Service Provider to Company on a monthly basis, or bi-monthly basis, as needed.

Company reserves the right to adjust Service Provider’s Fee at any time and for any reason; provided, however, that all residual monies due Service Provider for Services that have been rendered will be paid at the original Fee in effect when the work was performed by Service Provider.

Exhibit C

Restrictive Covenant Agreement

This Restrictive Covenant Agreement (this “Agreement”) is effective as of [___________________] (the “Effective Date”), by and between Recruiter.com Group, Inc., a Delaware corporation (“Company”), and [__________________] (“Worker”).

WHEREAS, Company has entered into that certain Technology Services Agreement by and between Company and Recruiter (Mauritius) Ltd., a Mauritius private company limited by shares (“Service Provider”), effective as of January ___, 2020 (the “Services Agreement”), pursuant to which Service Provider has and will continue to provide certain technology services (the “Services”) to Company;

WHEREAS, Service Provider has determined that Worker is one of Service Provider’s personnel who [has and will continue to] / [will] provide certain of the Services to Company;

WHEREAS, in connection with the provision of the Services to Company by Worker, Worker will, among other things: (a) have access to Confidential Information (as hereinafter defined) regarding Company, and (b) gain knowledge and information regarding the operations of Company, which if disclosed to a competitor of Company would irreparably harm and have a significant negative effect on the competitive position of Company;

WHEREAS, pursuant to the Services Agreement and as a condition precedent to Service Provider providing the Services to Company, all employees, contractors and other personnel of Contractor providing Services to Company are required to make certain representations, warranties and covenants to Company; and

WHEREAS, Worker agrees to be bound by the representations, warranties and covenants set forth herein.

NOW, THEREFORE, in consideration of the business relationship, mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Worker agree as follows:

1. TERM. The term of this Agreement shall commence on the Effective Date and shall continue until such a time as Worker is no longer providing Services to Company on behalf of Service Provider, as agreed upon, in writing, by Company and Service Provider (“Term”).

2. INTELLECTUAL PROPERTY RIGHTS.

2.1 Company is and shall be, the sole and exclusive owner of all right, title, and interest throughout the world in and to all the results and proceeds of the Services performed for Company by Worker on behalf of Service Provider prior to and following the Effective Date (collectively, the “Deliverables”), including all patents, copyrights, trademarks, trade secrets, and other intellectual property rights (collectively “Intellectual Property Rights”) therein. Worker agrees that all Deliverables are hereby deemed a “work made for hire” of Company as defined in 17 U.S.C. § 101. If, for any reason, any of the Deliverables do not constitute a “work made for hire,” Worker hereby irrevocably assigns to Company, in each case without additional consideration, all right, title, and interest throughout the world in and to the Deliverables, including all Intellectual Property Rights therein.

2.2 Any assignment of copyrights under this Agreement includes all rights of paternity, integrity, disclosure, and withdrawal and any other rights that may be known as “moral rights” (collectively, “Moral Rights”). Worker hereby irrevocably waives, to the extent permitted by applicable law, any and all claims Worker may, in the past, now or hereafter have in any jurisdiction to any Moral Rights with respect to the Deliverables.

2.3 Upon the reasonable request of Company, Worker shall promptly take such further actions, including, without limitation, the execution and delivery of all appropriate instruments of conveyance, as may be necessary to assist Company to prosecute, register, perfect, record or enforce its rights in any Deliverables. In the event Company is unable, after reasonable effort, to obtain Worker’s signature on any such documents, Worker hereby irrevocably designates and appoints Company as Worker’s agent and attorney-in-fact, to act for and on Worker’s behalf solely to execute and file any such application or other document and do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights or other intellectual property protection related to the Deliverables with the same legal force and effect as if Worker had executed them. Worker agrees that this power of attorney is coupled with an interest.

2.4 Worker has no right or license to use, publish, reproduce, prepare derivative works based upon, distribute, perform, or display any Deliverables. Worker has no right or license to use Company’s trademarks, service marks, trade names, logos, symbols, or brand names (collectively, the “Company Marks”). Worker shall promptly notify Company of any and all infringements, imitations, illegal use or misuses, of any Company Marks, which come to Worker’s attention. Worker shall not at any time adopt, use or register as a trademark, trade name, business name, corporate name, domain name, or part thereof, whether during or following the Term, that includes any word or symbol or combination thereof which is identical to, or similar to, any Company Marks. Worker shall use only such Company Marks as authorized in writing by Company and only in the manner authorized in writing by Company. All use of such trademarks will inure solely to Company’s benefit. Upon termination of this Agreement, Worker will immediately cease use, if any, of all such Company Marks.

2.5 Worker understands and acknowledges that all references to Company in this Section 2 hereof shall include any subsidiary or affiliate of Company.

3. CONFIDENTIALITY; NON-DISCLOSURE.

3.1 Worker acknowledges that as a result of Worker’s engagement by Service Provider to provide Services to Company on behalf of Service Provider, Worker has and will become informed of, and have access to, valuable confidential and proprietary information of Company, including, but not limited to, marketing information, sales information, business plans, trade secrets, know-how, computer programs, operations plans, pricing strategies, customer specifications, identity of customers and vendors, vendor specifications, and other confidential and proprietary information regarding Company and its operations, along with all analyses, compilations, data, studies, reports, emails, and all documents prepared by Service Provider and/or Worker containing or based in whole or in part on any such confidential and proprietary information disclosed by Company (collectively, “Confidential Information”). Worker agrees that, even though the Confidential Information may be contributed to, developed or acquired by Service Provider and/or Worker, the Confidential Information is the exclusive property of Company to be held by Worker in trust and solely for Company’s benefit during and after Worker’s performance of Services for Company on behalf of Service Provider. Worker shall act as a fiduciary with respect to the Confidential Information and act in accordance with the highest standards established by law with respect to the duties of a person in a position of trust. Accordingly, Worker shall not at any time during the Term (other than in the performance of the Services hereunder), or subsequent to the termination of this Agreement, use the Confidential Information for Worker’s benefit or the benefit of any person or entity other than Company, or reveal, report, publish, transfer, or otherwise disclose to any person or entity, any of the Confidential Information without the prior written consent of Company except to: (i) officers, managers, employees and contractors of Company authorized by Company to receive the Confidential Information, (ii) vendors, contractors, or consultants to Company that have executed confidentiality and non-disclosure agreements in favor of Company and are authorized by Company to receive the Confidential Information, and (iii) other persons whom Company agrees in writing are in a contractual or fiduciary relationship with Company, or who have a need for this information for purposes that are in the best interests of Company, and are authorized by Company to receive the Confidential Information. This provision does not prohibit Worker from disclosing information which legally is, or becomes of, general public knowledge from authorized sources other than Worker.

3.2 Worker acknowledges and agrees that the Confidential Information is treated by Company as confidential and derives independent value from not being generally known to and not readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use. Worker further acknowledges and agrees that such Confidential Information has been the subject of efforts by Company which are reasonable under the circumstances to maintain its confidentiality.

3.3 Worker acknowledges that Company has extended extensive time, effort, and money to develop the Confidential Information and that the Confidential Information could be acquired and duplicated by others only with great difficulty and expense. Worker further acknowledges that the Confidential Information is of a confidential and proprietary nature, and is a valuable, special, and unique property and asset of Company.

3.4 Worker further understands that the purpose of this confidentiality and non-disclosure provision is to protect Company and is limited so as to apply only to the extent necessary to protect the interests of Company. Worker further acknowledges and understands that Company would not be willing to provide access to the Confidential Information to Worker without the assurance of reasonable protection against Worker’s use of the Confidential Information in a manner inconsistent with Company’s best interests.

3.5 During the course of Worker’s engagement by Service Provider to provide Services to Company on behalf of Service Provider, Worker agrees to use Worker’s best efforts to maintain the confidentiality of the Confidential Information, including adopting and implementing all reasonable procedures prescribed by Company to prevent unauthorized use of Confidential Information or disclosure of Confidential Information to any unauthorized person. Worker shall take all necessary and reasonable administrative, technical, and physical safeguards to secure and protect the confidentiality, integrity, and security of the Confidential Information, as well as any third-party financial information and Personally Identifiable Information received, accessed, or used by Worker in the performance of the Services. “Personally Identifiable Information” shall mean information that, whether maintained or transmitted individually or in the aggregate with other information, allows a natural person to be identified, including, but not limited to, the name, birthday, address, telephone number, social security number or other unique identifiers of any natural person.

3.6 Worker agrees that Worker will not download, upload, or otherwise transfer copies of Confidential Information to any external storage media or cloud storage (except as authorized by Company when necessary in the performance of the Services for Company and for Company’s sole benefit), and will not print hard copies of any Confidential Information that Worker accesses electronically from a remote location.

3.7 Other than as contemplated in Section 3.8 below, if the Confidential Information known to Worker or in Worker’s possession, custody, or control is subpoenaed, subject to a demand for production or any other form of legal process issued with respect to the Confidential Information by any judicial, regulatory, administrative, legislative or governmental authority or any other person or entity, Worker agrees to notify Company promptly that such subpoena, demand, or other legal process has been received. Worker agrees to use Worker’s best efforts, consistent with the requirements of applicable law, to protect the Confidential Information from disclosure and to cooperate with Company in seeking protection from disclosure of the Confidential Information. If Worker is required to disclose the Confidential Information, Worker agrees, at Company’s request and expense, to use Worker’s best efforts to obtain assurances that the Confidential Information will be maintained on a confidential basis and not be disclosed to a greater degree than legally required.

3.8 Nothing in this Agreement shall be construed to prohibit Worker from participating in any investigation or proceeding conducted by any federal, state or local government agency charged with enforcement of any law; reporting possible violations of any law, rule or regulation to any governmental agency or entity charged with enforcement of any law, rule or regulation; or making other disclosures that are protected under whistleblower provisions of any law, rule or regulation. Worker acknowledges that Worker shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Should Worker file a lawsuit for retaliation against Company for reporting a suspected violation of law, Worker may disclose the trade secret to Worker’s attorney and use the trade secret information in the court proceeding, if Worker: (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.

3.9 Worker understands and acknowledges that all references to Company in this Section 3 hereof shall include any subsidiary or affiliate of Company.

4. RESTRICTIVE COVENANTS.

4.1 Non-Solicitation of Clients. During the Term and for twenty-four (24) months after the date of termination of this Agreement, Worker shall not, for Worker’s own benefit or on behalf of any other person or entity (other than Company), directly or indirectly through another person or entity: (i) solicit, contact, or communicate with any Client (as defined below) for the purpose of providing the Client with products or services competitive with those products or services provided by Company; (ii) induce or attempt to induce any Client to cease or reduce doing business with Company or in any way interfere with the relationship between any Client and Company; or (iii) aid or assist any other person or entity to do any of the aforesaid prohibited acts. For purposes of this Section 4.1, the term “Client” shall include any person or entity that was a client, customer, vendor, supplier, or referral source of Company with whom Worker had contact or about whom Worker received information in the performance of the Services during the Term.

4.2 Non-Solicitation of Employees and Independent Contractors. During the Term and for twenty-four (24) months after the date of termination of this Agreement, Worker shall not, for Worker’s own benefit or on behalf of any other person or entity (other than Company), directly or indirectly through another person or entity: (i) solicit, request, induce or encourage any employee of Company to leave the employment of Company; (ii) solicit, request, induce or encourage any independent contractor of Company to terminate its contract with Company; (iii) take any action which interferes with the relationship between Company and any of its employees or independent contractors; or (iv) hire, offer employment to, or otherwise engage any individual who was an employee or independent contractor of Company at any time during the Term.

4.3 Non-Competition. During the Term and for twenty-four (24) months after the date of termination of this Agreement, Worker shall not, become employed by, work for, or provide services to (whether as a principal, agent, independent contractor, consultant, employee, employer, partner, director, officer, member, manager, shareholder (other than as an owner of 2% or less of the stock of a public corporation), or in any other capacity) any person or entity engaged in a business which is Competitive with the Business (as defined below) of Company in the Restricted Territory (as defined below). For purposes of this Agreement, (a) “Competitive with the Business” of Company shall mean: (i) an online platform designed to connect recruiters and potential employers; or (ii) any other business that Company shall decide to engage in after the Effective Date; and (b) “Restricted Territory” shall mean the entire world.

4.4 Scope of Restrictive Covenants. Worker and Company recognize and agree that Company conducts business operations in the Restricted Territory and that Company generates revenue from clients, customers, and vendors located throughout the Restricted Territory. Worker acknowledges that Company would be greatly damaged if Worker took action that would violate the restrictive covenants of this Section 4 anywhere in the Restricted Territory. Accordingly, Company and Worker agree that the restrictive covenant provisions contained in this Section 4 are applicable in the Restricted Territory, and Worker shall be prohibited from violating the terms of this Section 4 from any location anywhere in the Restricted Territory.

4.5 Reasonableness of Restrictive Covenants. Worker agrees that the promises made in this Agreement are reasonable and necessary for protection of Company’s legitimate business interests including, but not limited to: the Confidential Information, client, customer, and vendor good will associated with the specific marketing and trade area in which Company conducts business, and Company’s substantial relationships with prospective and existing clients, customers, vendors, referral sources, and suppliers. Worker agrees that the restrictive covenants in this Agreement will not prevent Worker from earning a livelihood in Worker’s chosen business, they do not impose an undue hardship on Worker, and that they will not injure the public. If any restriction is found by a court of competent jurisdiction to be unenforceable because it extends for too long a period of time, over too broad a range of activities, or in too large a geographic area, that restriction shall be interpreted to extend only over the maximum period of time, range of activities, or geographic area as to which it may be enforceable.

4.6 Tolling of Restrictive Period. The time period during which Worker is to refrain from the activities described in this Section 4 will be extended by any length of time during which Worker is in breach of any provision of this Agreement. Worker acknowledges that the purposes and intended effects of the restrictive covenants would be frustrated by measuring the period of the restriction from the date of termination of this Agreement where Worker failed to honor the restrictive covenant until required to do so by court order.

4.7 Acknowledgment. Worker understands and acknowledges that all references to Company in this Section 4 hereof shall include any subsidiary or affiliate of Company.

5. NON-DISPARAGEMENT. During the Term and thereafter, Worker shall not make or encourage any statement to any third party, orally or in writing, that would tend to discredit, ridicule, disparage, or adversely affect the reputation of: (i) Company, its affiliates, subsidiaries, successors and assigns, and each of their respective former and present officers, directors, managers, members, owners, agents, employees, representatives, and attorneys; or (ii) Company’s services or products. However, nothing in this Agreement shall prohibit Worker from making truthful statements to any local, state, or federal administrative body or government agency that is authorized to enforce or administer any law, rule, or regulation, or from testifying truthfully in any forum or before any government agency responsible for enforcing any law, rule, or regulation.

6. REPRESENTATIONS AND WARRANTIES.

6.1 Worker represents and warrants to Company that:

(a) Worker has the right to enter into this Agreement, to grant the rights granted herein and to perform fully all of Worker’s obligations in this Agreement;

(b) Worker’s entering into this Agreement with Company and Worker’s performance of the Services do not and will not conflict with or result in any breach or default under any other agreement to which Worker is subject;

(c) Worker has the required skill, experience and qualifications to perform the Services, Worker shall perform the Services in a professional and workmanlike manner in accordance with generally recognized industry standards for similar services and Worker shall devote sufficient resources to ensure that the Services are performed in a timely and reliable manner;

(d) Worker shall perform the Services in compliance with all applicable federal, state, local and foreign laws and regulations; and

(e) Company will receive good and valid title to all Deliverables, free and clear of all encumbrances and liens of any kind.

6.2 Company hereby represents and warrants to Worker that:

(a) it has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder; and

(b) the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action.

7. INDEMNIFICATION.

7.1 Worker shall defend, indemnify, and hold harmless Company, its affiliates, subsidiaries and each of their respective officers, directors, managers, members, owners, employees, agents, successors, and assigns (collectively, “Indemnitees,” and each, an “Indemnitee”) from and against all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind (including, without limitation, reasonable attorneys’ fees) arising out of or resulting from:

(a) bodily injury, death of any person or damage to real or tangible, personal property resulting from Worker’s acts or omissions;

(b) Worker’s breach of any representation, warranty, or obligation under this Agreement;

(c) any disclosure of the Confidential Information;

(d) any costs associated with notifying data subjects with respect to a breach of Personally Identifiable Information; and/or

(e) any action or inaction of Worker.

7.2 The indemnification rights in this Agreement are independent of and in addition to such rights and remedies as Indemnitees may have at law or in equity including, without limitation, the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished hereby.

8. REMEDIES. Worker acknowledges and agrees that it would be difficult to measure the damages to Company from any breach or threatened breach by Worker of the provisions of this Agreement; that injury to Company from any such breach would be irreparable; and that money damages would therefore be an inadequate remedy for any such breach. Worker agrees that if Worker breaches or threatens to breach any of Worker’s obligations under this Agreement, then Company, in addition to any other remedies available under law, shall be entitled to specific performance and other equitable relief, including temporary and permanent injunctive relief, to enforce this Agreement. Worker understands and acknowledges that all references to Company in this Section 8 hereof shall include any subsidiary or affiliate of Company.

9. MISCELLANEOUS.

9.1 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder (each, a “Notice”), shall be in writing and addressed to the parties at the addresses set forth on the first page of this Agreement (or to such other address that may be designated by the receiving party from time to time in accordance with this Section). All Notices shall be delivered by personal delivery, nationally recognized overnight courier (with all fees prepaid), facsimile, or email (with confirmation of transmission), or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only if (a) the receiving party has received the Notice, and (b) the party giving the Notice has complied with the requirements of this Section 9.1.

9.2 Entire Agreement; Amendment. This Agreement constitutes the entire understanding of the parties relating to the subject matter hereof and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated. There are no promises, undertakings or representations other than as set forth herein. This Agreement and any exhibits hereto shall not be modified unless in a writing duly executed by both parties hereto.

9.3 Waiver. No waiver of any breach or other rights under this Agreement shall be deemed a waiver unless the acknowledgment of the waiver is in writing executed by the party committing the waiver. No waiver shall be deemed to be a waiver of any subsequent breach or rights. All rights are cumulative under this Agreement.

9.4 Governing Law; Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule. Each party irrevocably submits to the exclusive jurisdiction and venue of the federal and state courts located in the County of Hartford, Connecticut in any legal suit, action or proceeding arising out of or based upon this Agreement or the Services provided hereunder.

9.5 Severability. If any one or more of the provisions of this Agreement is held invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, legal and enforceable provision that comes closest to the intent of the parties.

9.6 Prevailing Party. In the event any dispute arises out of or relating to this Agreement, whether in law or equity, the prevailing party shall be entitled to recover, in addition to the relief awarded, its reasonable attorneys’ fees, paralegals’ fees and costs, at all levels whether at trial, on appeal, or in bankruptcy.

9.7 Survival. Worker’s post-termination obligations and Company’s post-termination rights under this Agreement shall survive the termination of this Agreement; shall continue in full force and effect in accordance with their terms; and shall continue to be binding on the parties.

9.8 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns, except that Worker may not assign any of Worker’s rights or delegate any of Worker’s duties hereunder without the prior written consent of Company (which may be granted or withheld in Company’s sole and absolute discretion). Worker expressly agrees and consents to the enforcement of this Agreement by Company as well as by Company’s successors, assigns, parents, and related entities, regardless of whether such entity is in existence at the time of execution of this Agreement or formed thereafter. Worker agrees that Company may freely assign this Agreement without notice to Worker. Worker shall not assign any rights, or delegate or subcontract any obligations, under this Agreement without Company’s prior written consent. Any assignment in violation of the foregoing shall be deemed null and void.

9.9 Headings. The headings used in this Agreement are solely for convenience of reference and shall not affect its interpretation.

9.10 Construction. The parties acknowledge that each of them has reviewed this Agreement and has had the opportunity to have it reviewed by their respective attorneys, and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement.

9.11 Independent Covenants. The parties hereto agree that each of the covenants and/or provisions contained herein shall be construed as independent of any other covenant and/or provision of this Agreement or any other agreement which the parties may have, and shall, where applicable, survive the termination or expiration of this Agreement for any reason. It is further understood herein that the existence of any claim or cause of action by one of the parties against another party, whether predicated upon another covenant and/or provision of this Agreement or any other agreement that the parties may have, shall not constitute a defense to the enforcement by one of the parties herein of any other covenant and/or provision contained herein

9.12 Counterparts. This Agreement may be executed in counterparts and by facsimile signature or e-mail of a PDF signature, each of which shall be deemed an original and all of which together shall constitute one instrument.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the Effective Date.

Worker:

Name:
Date:

COMPANY:

Recruiter.com Group, Inc., a Delaware corporation

Name:
Title:
Date:

[Signature Page of Restrictive Covenant Agreement between Company and Worker]